                                                                     EXHIBIT 4.3

                          GENERAL DYNAMICS CORPORATION

                            SUPPLEMENTAL SAVINGS AND
                              STOCK INVESTMENT PLAN

















                         Amended and Restated Effective
                                 August 1, 2003

                          GENERAL DYNAMICS CORPORATION
                            SUPPLEMENTAL SAVINGS AND
                              STOCK INVESTMENT PLAN




                                TABLE OF CONTENTS


SECTION 1   Introduction and Plan History..........................................................3

SECTION 2         Definitions......................................................................4

SECTION 3         Supplemental Benefits Due to Limitations
                  Under Defined Contribution Plans.................................................6

SECTION 4         Special Supplemental Benefits....................................................8

SECTION 5         Miscellaneous Provisions.........................................................9

SECTION 6         Amendment and Termination of Plan...............................................11

                                    SECTION 1
                          INTRODUCTION AND PLAN HISTORY

1.1 Introduction. This Plan is maintained so as to strengthen the ability of the Corporation and its Subsidiaries to attract and retain persons of outstanding competence upon which, in large measure, continued growth and profitability depend.

The Plan is intended to supplement benefits that may be provided under certain Defined Contribution Plans of the Corporation and its Subsidiaries.

The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(4) of ERISA and shall be construed and interpreted accordingly.

1.2 Effective Date. This Plan was established effective January 1, 1983, and previously amended and restated as of January 1, 1987, and again as of January 1, 1998. The effective date of the amendment and restatement of the Plan as set forth herein is August 1, 2003, except as otherwise provided in the Plan or an Appendix attached to this document.

1.3 Plan Appendices. From time to time, the Corporation may adopt Appendices to the Plan for the purpose of setting forth specific provisions or providing documentation necessary to determine benefits under the Plan for certain Employee groups. Each such Appendix shall be attached to and form a part of the Plan. Each such Appendix shall specify the population to which it applies and shall supercede the provisions of the Plan document to the extent necessary to eliminate any inconsistencies between the Plan document and such Appendix.

1.4 Prior Provisions. The provisions of this Plan shall apply only to Employees who shall terminate active employment on or after the effective date of this Plan. Employees, prior to August 1, 2003, who continue in active employment after August 1, 2003, shall continue to maintain their rights and benefits hereunder. The rights and benefits, if any, of an Employee who terminates active employment prior to August 1, 2003 (including Employees who were on layoff or were otherwise absent from service as of August 1, 2003 and who do not return to active employment prior to their respective severance from service dates), shall be determined in accordance with the provisions of the Plan as it was in effect on the date of such termination from active employment except as specifically provided herein. The rules of Section 5, as amended and restated herein, shall apply to each Employee regardless of the time of his or her termination of active employment.



                                    SECTION 2

                                   DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary. Some of the words and phrases used in the Plan are not defined in this
Section 2, but, for convenience, are defined as they are introduced into the text.

2.1 Change of Control shall mean a change of control as that term is defined in the Corporation's Second Amended and Restated 1997 Incentive Compensation Plan, as amended from time to time.

2.2 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.3 Company Contributions shall mean amounts contributed to a Defined Contribution Plan by the Corporation or its Subsidiaries which are determined with reference to amounts of Salary Deferrals -- i.e., only matching contributions count as Company Contributions.

2.4 Corporation or Company shall mean General Dynamics Corporation, a Delaware corporation, and any successor thereof.

2.5 Defined Contribution Plan or DC Plan shall mean the General Dynamics Corporation Savings and Stock Investment Plan and such other plans as may be set forth in a Special Appendix hereto from time to time; provided that such a plan is qualified under Section 401(a) of the Code and provides for an individual account for each covered Employee and for benefits based solely upon the amount contributed to the Employee's account, and any income, expenses, gains and losses, and any other amounts which may be allocated to such account.

2.6 Employee shall mean any person who is regularly employed as a full-time, salaried employee by the Corporation or its Subsidiaries, and who is not covered by a collective bargaining agreement. Individuals not initially treated and classified by the Corporation as common-law employees, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common-law employees.

2.7 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8 Participant shall mean an Employee who satisfies the eligibility criteria described at Section 3.1.

2.9 Plan shall mean the General Dynamics Corporation Supplemental Savings and Stock Investment Plan established January 1, 1983, and amended and restated as set forth herein, as it shall be amended from time to time, and its Appendices.

2.10 Prior Plan shall mean the General Dynamics Corporation Supplemental Savings and Stock Investment Plan as it existed prior to this restatement.

2.11 Salary Deferrals shall mean pre-tax salary deferrals made by an Employee to a Defined Contribution Plan.

2.12 Subsidiary shall mean any corporation of which the Corporation owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock.

                                    SECTION 3

                    SUPPLEMENTAL BENEFITS DUE TO LIMITATIONS
                        UNDER DEFINED CONTRIBUTION PLANS

3.1 Participation. Eligibility for participation in any benefits provided under this Section 3 shall be extended to selected Employees (a) whose Salary Deferrals to a Defined Contribution Plan are restricted due to any of the limitations described in Section 3.2(a) hereof; and (b) who belong to a group listed in Appendix A and were effective as of the date specified therein. The selection of such Employees to become Participants in the Plan shall be in the sole discretion of the Company, and participation may be limited to such otherwise eligible Employees as the Company shall determine by the application of minimum compensation levels or otherwise.

3.2 Benefits. An account shall be established on behalf of a Participant entitled to any benefits hereunder. Any amounts accrued for the benefit of a Participant under the Prior Plan shall remain credited to such accounts. Such account shall be credited with an amount equal to (a) minus (b), as follows:

         (a) As of each accounting date, the amount of Salary Deferrals and Company Contributions that would have been credited to the benefit of a Participant under the various Defined Contributions Plans in which the Participant participates if no limitations were imposed (i) under Code Sections 401(a)(17), 402(g), 415 or any other section of the Code or
                  (ii) by the administrator in order to assure compliance with the actual deferral percentage and actual contribution percentage requirements of the DC Plans. Salary Deferrals credited to a Participant under this Section 3.2(a) shall be credited pursuant to an election by the Participant to defer the receipt of the appropriate portion of his/her compensation, and the Company shall deem the Participant's Salary Deferral election under the applicable DC Plan to be the election for this Plan.

         (b) The amount of Salary Deferrals and Company Contributions actually credited to the benefit of the Participant under the applicable Defined Contribution Plans.

         The Participant's account shall be adjusted to reflect investment gain or loss on any balance in the account as of the close of the immediately preceding accounting date. The adjustment shall be the same as what would actually have been recognized if the account had been invested in the Defined Contribution Plan under the investment options actually selected by the Participant thereunder.

         An "accounting date" is each day on which the financial markets are open for business.

         No amount shall be credited to any account maintained pursuant to this
         Section 3.2 for any pay period in which a Participant does not make the maximum Salary Deferral with respect to which a Company Contribution is matched as permitted under the applicable Defined Contribution Plan (taking into account those limits set forth in Section 3.2(a)). Notwithstanding anything to the contrary, this paragraph shall not apply to any "catch-up" contributions under any Defined Contribution Plan that are permitted by the Economic Growth and Tax Relief Reconciliation Act of 2001 -- i.e., the Participant is not required to make such "catch-up" contributions in order to receive credits to his/her account under this Plan. Notwithstanding anything to the contrary, in the event that a Participant is prevented from making the maximum Salary Deferral permitted under the applicable Defined Contribution Plan because of the application of one or more of the rules described in Section 3.2(a), the Company may nevertheless permit such Participant to receive credits to his/her account under this Plan to the extent and in the manner that the Company shall determine in its sole discretion.

3.3 Payment and Nonforfeitability of Benefits and Maintenance of Accounts. Except as otherwise provided in this Plan, all benefits accrued hereunder shall vest and be paid under the same conditions, rules and restrictions as would apply to the benefits as if they were provided under the last Defined Contribution Plan in which the Participant actually participated. The following rules shall apply notwithstanding the conditions, rules and restrictions of such Defined Contribution
         Plan:

         (a) If a Participant makes an investment fund transfer or investment option change pursuant to the provisions of a DC Plan, the identical investment fund transfer or investment option change shall be performed in this Plan but no such transfer or change shall be permitted in this Plan unless made in the DC Plan. Notwithstanding the foregoing, the Corporation may, in its discretion, approve transfers or changes in this Plan where no transfer or change is possible in the DC Plan due to loans and withdrawals.

         (b) Participants shall not be entitled to receive distributions or loans or to make withdrawals of any portion of their account balances while employed by the Corporation or any of its Subsidiaries.

         (c) Upon termination of employment with the Corporation and its Subsidiaries, the entire nonforfeitable balance of a Participant's account (valued as of the accounting date coincident with or immediately preceding the date of payment) shall be paid to the Participant as soon as administratively practicable. However, any Participant may, by a written statement (including internet and telephone methods approved by the Company for this purpose) filed with the Corporation or its delegated agent on or before one year prior to the termination of employment, irrevocably elect to defer commencement of such payments until a specific date which may be as late as the Participant attaining age 70 1/2. If deferral is elected, the Participant may choose to have the account balance subsequently paid in a lump sum or in such number of equal annual installments as he/she may request (which will commence as soon as practicable after the conclusion of the deferral period and will be payable annually thereafter). To the extent consistent with the above requirements, deferrals and installment payments of distributions shall be governed by the applicable provisions of the DC Plan.

         (d) All account balances shall be paid in cash. No Participant shall have any right to receive payment in any other form.

         (e) Upon the death of a Participant prior to the entire balance of the Participant's account having been paid, the entire unpaid balance shall be payable to the Participant's beneficiary as determined under the DC Plan in which the Participant was last actually participating.

         (f) In the event that a Subsidiary ceases to meet the definition of Subsidiary (e.g., on account of a sale of its stock to a third party), or an unincorporated business unit ceases to be owned by the Company or a Subsidiary, such cessation shall not, by itself, be treated as a termination of employment by the Participants employed by such Subsidiary or business unit unless the Company shall so determine. In those circumstances, the Company may also determine whether the account balances of Participants employed by such Subsidiary or business unit will be vested or distributed.

         The Corporation shall promulgate such other additional rules and procedures governing the operation of this Plan as it may, from time to time and in its sole discretion, determine are necessary or desirable.



                                    SECTION 4
                          SPECIAL SUPPLEMENTAL BENEFITS

4.1 Participation. Recognizing the need to make special retirement and other compensation or employee benefit provisions for certain Employees, the Corporation may, from time to time and in its best judgment, designate such other individual Employees or groups of select management or highly compensated Employees as being eligible to receive benefits under this Plan. Any such Employees or groups of Employees, and the benefits applicable to them, will be described in the Appendices attached to this Plan.

4.2 Benefits. Such supplemental benefits may be provided in such amounts as the Corporation determines are appropriate. Such benefits need not be uniform among such Employees.



                                    SECTION 5
                            MISCELLANEOUS PROVISIONS

5.1 Construction. In the construction of the Plan the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. Except as may be governed by ERISA or other applicable federal law, this Plan shall be construed, governed, regulated and administered according to the laws of the Commonwealth of Virginia.

5.2 Employment. Participation in the Plan shall not give any Employee the right to be retained in the employ of the Corporation or its Subsidiaries, or upon dismissal or upon his/her voluntary termination of employment, to have any right, legal or equitable, under the Plan or any portion thereof, except as expressly granted by the Plan.

5.3 Nonalienability of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan.

5.4 Facility of Payment. If any recipient of benefits is, in the judgment of the Corporation, legally incapable of personally receiving and giving a valid receipt for any payment due him/her under the Plan, the Corporation may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person's spouse, children or other legal entity deemed by the Corporation to have incurred expenses or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.

5.5      Obligation to Pay Amounts Hereunder.

         (a) No trust fund, escrow account or other segregation of assets need be established or made by the Corporation to guarantee, secure or assure the payment of any amount payable hereunder. The Corporation's obligation to make payments pursuant to this Plan shall constitute only a general contractual liability of the Corporation to individuals entitled to benefits hereunder and other actual or possible payees hereunder in accordance with the terms hereof. Payments hereunder shall be made only from such funds of the Corporation as it shall determine, and no individual entitled to benefits hereunder shall have any interest in any particular asset of the Corporation by reason of the existence of this Plan. It is expressly understood as a condition for receipt of any benefits under this Plan, that the Corporation is not obligated to create a trust fund or escrow account, or to segregate any asset of the Corporation in any fashion.

         (b) The Corporation may, in its sole discretion, establish segregated funds, escrow accounts or trust funds whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Corporation and to all creditors in the event of the Corporation's insolvency or bankruptcy.

5.6 Administration. The Plan shall be administered by the Company. The Company shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations shall be binding on all parties. Benefits will only be paid if the Company, in its sole discretion, determines that the Participant or beneficiary is entitled to them.

         The Company has the authority to delegate any of its powers under this Plan (including, without limitation, Section 5.7) to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Company has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Company.

5.7 Claims Appeal Procedure. Upon receipt of a claim for benefits under the Plan, the Company shall notify the Participant, the Participant's beneficiary or authorized representative of any action taken within 90 days of receiving the claim. If the claim is denied, the denial shall be set forth in writing and shall include the specific reasons for the denial, with reference to pertinent Plan provisions on which the denial is based, and shall describe the procedure for perfecting the claim, or for requesting a review of the denial. Within 60 days after receiving a notification of denial of a claim, a Participant or the Participant's beneficiary or authorized representative may request that the Company make a full and fair review of the denial. In connection with this request, the Participant may review pertinent documents and submit issues or comments in writing. The Company will make a final decision on the claim within 120 days of the request for review. Any decision made by the Company in good faith shall be final and binding on all parties.

5.8 Change of Control. Notwithstanding any provision herein to the contrary, immediately prior to the occurrence of a Change of Control, all allocations made to accounts of Participants who are then active Employees, shall become fully vested and nonforfeitable.

5.9 Action by Corporation. Any action or authorization by the Corporation hereunder shall be made by the Chairman of the Board or the Board of Directors, or any delegate of either.

                                    SECTION 6

                      AMENDMENT AND TERMINATION OF THE PLAN

6.1 Amendment. The Chairman of the Board of Directors of the Corporation has the right to modify or amend this Plan in whole or in part, effective as of any specified date; provided, however, that the Chairman shall have no authority to modify or amend the Plan to:

         (a) reduce any benefit accrued hereunder based on service and compensation to the date of amendment unless such action is necessary to prevent this Plan from being subject to any provision of Title 1, Subtitle B, Parts 2, 3 or 4 of ERISA;

         (b) permit the accrual, holding or payment of actual shares of common stock of the Corporation under the Plan (such right to amend being reserved to the Board of Directors of the Corporation or its delegate); or

         (c) adversely affect any accrued benefits hereunder (and any benefits that will accrue upon a Change of Control) and any rights attaching thereto after or in anticipation of the occurrence of a Change of Control.

          No benefit hereunder shall be deemed to be adversely affected or otherwise reduced to the extent that any amendment or action affects the tax treatment of Plan benefits or an interest in future investment returns.

6.2      Termination.

         (a) The Chairman of the Board of Directors of the Corporation, or his or her delegate, reserves the right to terminate this Plan, in whole or in part. This Plan shall be automatically terminated upon a dissolution of the Corporation (but not upon a merger, consolidation, reorganization, recapitalization or acquisition of a controlling interest in the voting stock of the Corporation by another person or entity); upon the Corporation being legally adjudicated bankrupt; upon the appointment of a receiver or trustee in bankruptcy with respect to the Corporation's assets and business if such appointment is not set aside within ninety (90) days thereafter; or upon the making by the Corporation of an assignment for the benefit of creditors.

         (b) Upon a termination of this Plan no additional Employees shall become entitled to benefits hereunder; all benefits accrued through the date of termination will become immediately nonforfeitable as to each Participant; no additional benefits (except that the Corporation, in its sole discretion, may provide for an allocation of "income" or "earnings" on the Participant's contributions) shall be accrued hereunder for subsequent payment and all benefits accrued to date shall be distributed to the Participants as soon as practicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, General Dynamics Corporation, a Delaware corporation, as the Employer, and these presents to be duly executed by its proper officer thereunto duly authorized this 11th day of August, 2003.

              GENERAL DYNAMICS CORPORATION




              By:  /s/ WALTER M. OLIVER
                 -----------------------------------------
                   Walter M. Oliver
                   Senior Vice President -- Human Resources and Administration

                                   APPENDIX A

All subsidiaries/groups herein may be subsequently renamed or reorganized into new groups.


Subsidiary/Group                                                                Effective Date
----------------                                                                --------------
General Dynamics Armament Systems, Inc.                                February 1, 1997-- June 13, 2002
General Dynamics Armament and Technical Products, Inc.                 June 14, 2002
General Dynamics Defense Systems, Inc.                                 February 1, 1997-- December 31, 2002
General Dynamics Corporation                                           April 1, 1997
         American Overseas Marine Corporation (and all affiliates)
         Bath Iron Works Corporation
         Corporate Office Electric Boat Corporation
         Freeman Energy Corporation
         General Dynamics Land Systems Inc.
         Material Service Corporation
General Dynamics Advanced Technology Systems, Inc.
         (professional and management Employees)                       October 1, 1997-- December 31, 2002
General Dynamics Information Systems, Inc.                             January 1, 1998-- December 31, 2002
General Dynamics Shared Resources, Inc.                                March 15, 1998
Computer Systems & Communications Corporation                          September 8, 1998-- December 31, 2002
itInternational Telecom USA, Inc. aka Caldwell
         Cable Ventures, Inc. (non-represented Employees)              January 1, 1999-- December 31, 2002
BIW-LLTF, LLC                                                          June 7, 1999
General Dynamics Government Systems Corporation                        October 1, 1999-- December 31, 2002
         Communication Systems
         General Dynamics Electronic Systems
         Worldwide Telecommunication Systems
Gulfstream Aerospace Corporation                                       November 1, 1999
AV Technology, LLC                                                     January 1, 2000
Interactive Television Company                                         April 1, 2000
General Dynamics Support Services Company                              August 21, 2000
General Dynamics Decision Systems, Inc.                                January 1, 2002
General Dynamics Advanced Information Systems, Inc.                    January 1, 2003
General Dynamics C4 Systems, Inc.                                      January 1, 2003
General Dynamics Network Systems, Inc.                                 January 1, 2003

                                   APPENDIX B


Special Supplement under Section 4 applicable to Bath Iron Works Corporation

         Notwithstanding the requirement under Section 3.2 that a Participant must contribute the maximum amount of matched Salary Deferrals, Participants who are Employees of Bath Iron Works Corporation who are not eligible for a Company Contribution under the applicable DC Plan may nonetheless be credited benefits under Section 3.2 of the Plan with respect to Salary Deferrals up to the maximum percentage as may be established by the Company from time to time.

                                   APPENDIX C

Special Supplement under Section 4 applicable to General Dynamics Decision Systems, Inc.

         The first sentence of Section 3.3(a) shall not apply to any Participant who is an Employee of General Dynamics Decision Systems, Inc. All investment fund transfers or investment option changes under this Plan for such Participants must be made affirmatively and separately from any such changes under any DC Plan. This Appendix C shall no longer be effective (i.e., the first sentence of Section 3.3(a) shall apply to Decision Systems Participants) once the Company moves the recordkeeping function of the Decision Systems portion of the SSIP to the Hewitt Associates recordkeeping system (anticipated to be in March 2004).













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